Exhibit 99.1

Compaq Computer Corporation Public Relations Department	P.O. Box 692000 Houston, Texas 77269-2000 Tel 281-514-0484 FAX 281-514-4583 http://www.compaq.com	News Release

FOR IMMEDIATE RELEASE

Compaq Files Medium-Term Notes Prospectus Supplement
Under Existing Shelf Registration

HOUSTON, Feb. 15, 2001 – Compaq Computer Corporation (NYSE: CPQ) today filed with the Securities and Exchange Commission a prospectus supplement under its existing $2 billion debt shelf registration statement. This will allow the company to periodically take advantage of favorable debt market conditions as a part of an ongoing effort to fund the growth of its wholly owned subsidiary, Compaq Financial Services. The prospectus supplement pertains to $1.425 billion aggregate principal amount of Medium-Term Notes Due Nine Months or More From the Date of Issue, which may be issued on a continuing basis, from time-to-time, to or through Merrill Lynch & Co., Banc of America Securities LLC, Banc One Capital Markets, Inc., Credit Suisse First Boston, Lehman Brothers, JP Morgan, Morgan Stanley and Salomon Smith Barney.

About Compaq

      Compaq Computer Corporation, a Fortune Global 100 company, is a leading global provider of technology and solutions. Compaq designs, develops, manufactures, and markets hardware, software, solutions, and services, including industry-leading enterprise computing solutions, fault-tolerant business-critical solutions, and communications products, commercial desktop and portable products, and consumer PCs that are sold in more than 200 countries. Information on Compaq and its products and services is available at www.compaq.com.

Compaq and the Compaq logo Registered U.S. Patent and Trademark Office. Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies. This financial discussion contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: delays in the implementation of changes in delivery models, component shortages, increased competitive environment and pricing pressures, delays in product rollout schedules, slow acceptance for new form factors, changes in product, customer and geographic sales mix, employee retention, the financial condition of resellers, delays in new systems implementation, operational inefficiencies related to sales cycles, equity investment volatility, emerging market political or economic instability and disruptions related to restructuring actions. Further information on the factors that could affect Compaq’s financial results is included in Compaq’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K and the latest quarterly report on Form 10-Q.

For further editorial information, contact:

Compaq Computer Corporation	Arch Currid	281-927-8005	arch.currid@compaq.com